Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Breaks Escrow

PHILADELPHIA, January 6, 2009 – FS Investment Corporation (“FSIC”), the first investment product distributed by Franklin Square Capital Partners, announced today that on January 2, 2009, it successfully broke escrow and admitted its initial public investors as shareholders. FSIC, headquartered in Philadelphia, PA, focuses on investing in the debt securities of private companies throughout the United States. FSIC has registered $1.5 billion of securities for sale to be distributed via a continuous public offering, and now will accept investments from shareholders on a monthly basis. FSIC has been cleared to sell securities in all but five states, and will seek clearance in the remaining states (Arizona, Alabama, Oregon, New Mexico and Arkansas) in the first quarter of 2009.

“We are extremely pleased to bring FSIC, the first ever non-traded, publicly registered BDC, to market at this time. With GSO-Blackstone, a leading credit-based alternative investment manager, serving as sub-adviser to our Fund, we have high expectations for FSIC’s success,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC and CEO of its investment adviser, FB Income Advisor, LLC. Dan Smith, Senior Managing Director at GSO-Blackstone, added “we look forward to getting off to a successful start with FB Income Advisor’s team in managing FSIC, and are excited to broaden our distribution network through Franklin Square. We believe that the extreme dislocation in the credit markets, particularly in our targeted asset class of senior secured corporate loans, will present us with exceptional investment opportunities.”

About FSIC

FSIC is a publicly registered, non-traded business development company (“BDC”). A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt and private equity asset classes. FSIC focuses on investing in the debt securities of private companies throughout the United States, and seeks to protect principal first and foremost while pursuing its investment objectives of producing current income and, secondarily, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC, an affiliate of Philadelphia-based private equity firm FB Capital Partners, LP, and is sub-advised by GSO-Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $25 billion in assets under management, is the global credit platform of The Blackstone Group L.P.

About Franklin Square Capital Partners

Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for retail investors, among others. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square distributes its sponsored financial products to the broker dealer community through its affiliated Orlando, FL-based wholesaling broker dealer, FS2 Capital Partners. For more information, please visit www.franklinsquare.com.